UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On September 29, 2021 after 5:30 PM Eastern time the Participants posted the following letter to their website, at www.advancingll.com, and e-mailed the letter to certain stockholders of the Company:

Paul A Rosenbaum

RE: COMMENTARY ON TODAY’S EMERGING GROWTH CONFERENCE

It is my understanding that Nader Pourhassan and Scott Kelly paid a fee to present at today’s Emerging Growth Conference (September 29, 2021) and apparently used their allotted time to launch an assault at me and our proxy team. Emerging Growth is a pay-to-speak organization pursuant to their website:

Our conference serves as a vehicle for Emerging Growth to build relationships with our existing and potential clients. Accordingly, a certain number of the presenting companies are our current clients, and some may become our clients in the future. In exchange for services we provide, our clients pay us fees in the form of cash and securities, and we may currently have, or in the future may have investments in the securities of certain of the presenting companies. Finally, certain of the presenting companies have paid us a fee to secure a presentation time slot or to present generally.

Within that context, Nader Pourhassan chose to present two slides, personal text messages from me to him offering my support to him and CytoDyn.

Those text messages were sent to Nader in March and July of 2020. The context for the March text was his assurance that the CD-10 and CD-12 trials were going to be successful. The context for the July text was Nader claiming he was able to arrange financing based upon a redemption conversion price of $10 per share (a major achievement if true). A lot has changed since then.

The assurances regarding CD-10 and CD-12 turned out to be false. As you will hear in our September 29th Zoom presentation, the assurances that the note carried a $10 per share conversion price was also false. I believed in the leadership and Nader Pourhassan back then. I do not now. Since I sent those texts, Nader has gone on to borrow an additional $114.0 million from John Fife affiliated entities, misled shareholders about the results for CD-10 and CD-12 (which were failures), and misled shareholders about the reason for the BLA Refusal to File Letter.

I still believe in this company, but I do not believe in Nader Pourhassan and the board he has assembled. The evidence is in the results. Instead of presenting the plan for CytoDyn today, he spent shareholder money and chose to spend the time showing text messages with no context and mischaracterizing the circumstances under which they were sent. That’s the thing about Nader. When making choices, he makes choices that personally benefit him, not the shareholders.

We can do better and that is why I launched this proxy contest and support our proposed slate of director nominees. I believe you should too.

Paul A Rosenbaum